Contact:	Clay Whitson	2000 Pennsylvania Avenue, N.W.
	Chief Financial Officer	Suite 6000
	(202) 777-5455	Washington, D.C. 20006
	heroldl@executiveboard.com	www.executiveboard.com

THE CORPORATE EXECUTIVE BOARD ANNOUNCES SALE OF
2 MILLION SHARES OF COMMON STOCK

WASHINGTON, D.C. (February 27, 2002) — The Corporate Executive Board Company (“CEB”) (Nasdaq: EXBD) today announced the sale of 2 million shares of its common stock, all from selling shareholders, in a public offering underwritten by Deutsche Banc Alex. Brown. Certain selling shareholders have also granted the underwriter an over-allotment option to purchase an additional 100,000 shares. Regardless of whether or not this option is exercised, the Company believes that this sale represents substantially all the stock to be sold by CEB employees in 2002.

The Company’s three senior executives, Jay McGonigle, Chief Executive Officer, Derek van Bever, Chief Research Officer, and Clay Whitson, Chief Financial Officer, collectively sold 530,000 shares and do not plan to sell any additional shares in 2002.

The Corporate Executive Board Company is a leading provider of best practices research and analysis focusing on corporate strategy, operations and general management issues. CEB provides its integrated set of services currently to more than 1,700 of the world’s largest and most prestigious corporations, including over 70% of the Fortune 500. These services are provided primarily on an annual subscription basis and include best practices research studies, executive education seminars, customized research briefs and web-based access to a library of over 180,000 corporate best practices.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are hereby cautioned that these statements may be affected by the important factors, among others, set forth below and in CEB’s filings with the Securities and Exchange Commission, and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Factors that could cause actual results to differ materially from those indicated by forward-looking statements include, among others, the dependence on renewal of membership based services, dependence on key personnel, the need to attract and retain qualified personnel, management of growth, new product development, introduction and acceptance, competition, risks associated with anticipating market trends, industry consolidation, variability of quarterly operating results, various factors that could affect the estimated tax rate and possible volatility of the stock price. These factors are discussed more fully in the annual report on Form 10-K that the Company filed with the Securities and Exchange Commission on February 21, 2002. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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